Filed Pursuant to Rule 424(b)(5)

Registration No. 333-140871

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Common Stock, $0.01 par value	7,839,809	$7.00	$54,878,663	$1,684.77

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, Standard Pacific Corp. previously paid a registration fee of $107,829 with respect to securities that were previously registered pursuant to a registration statement on Form S-3 (SEC file no. 333-113724), initially filed on March 18, 2004. After offsetting the registration fee paid pursuant to the prospectus supplement filed concurrently with the prospectus supplement for this offering, a registration fee in the amount of $61,659.50 remains unused. In accordance with Rule 457(p), the registration fee of $1,684.77 for this offering is offset by such unused registration fee, resulting in an unused registration fee of $59,974.73.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-140871

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 23, 2007)

7,839,809 Shares Standard Pacific Corp. Common Stock

This is an offering from time to time of up to an aggregate of 7,839,809 shares of common stock of Standard Pacific Corp. The shares of our common stock being offered hereby are shares that we will loan to an affiliate of Credit Suisse Securities (USA) LLC, the underwriter for this offering, which affiliate we refer to as the “share borrower.” These shares are referred to in this prospectus supplement as the “borrowed shares.”

We will not receive any proceeds from the sale of the borrowed shares in this offering, but we will receive a nominal lending fee of $0.01 per share from the share borrower for the use of these shares. The share borrower will receive all the proceeds from the sale of the borrowed shares. The share borrower has informed us that it intends to use the short position created by the share loan to facilitate transactions by which investors in our 6% Convertible Senior Subordinated Notes due 2012, which we refer to as the “convertible notes” and which are being offered in a concurrent registered offering, may hedge their investments in such convertible notes through short sales or privately negotiated transactions. Up to approximately 3,181,962 of the borrowed shares of our common stock are expected to be offered on a delayed basis and used for this purpose. See “Description of Share Lending Agreement and Concurrent Offering of Convertible Senior Subordinated Notes” and “Underwriting.” Because the share borrower must, on or about October 1, 2012, return to us all borrowed shares (or identical shares or, in certain circumstances, the cash value thereof), we believe that under U.S. generally accepted accounting principles the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share.

Our common stock is listed on The New York Stock Exchange under the symbol “SPF.” The last reported sale price of our common stock on September 24, 2007 was $7.05 per share.

The borrowed shares of common stock offered hereby may be offered for sale in transactions, including block sales, on The New York Stock Exchange, in the over-the-counter market, in negotiated transactions or otherwise. Approximately 4,657,847 of these shares will be initially offered at $7.00 per share and the remaining borrowed shares will subsequently be sold at prevailing market prices at the time of sale or at negotiated prices.

The delivery of the borrowed shares being offered hereby is contingent upon the closing of our convertible notes offering. We expect that delivery of approximately 4,657,847 of the borrowed shares will be made concurrently with the closing of the convertible notes offering.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page S-10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Credit Suisse expects to deliver approximately 4,657,847 of the shares of common stock on or about September 28, 2007.

Credit Suisse

The date of this prospectus supplement is September 24, 2007

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

SUMMARY

The following summary contains information about us and the offering. It may not contain all of the information that may be important to you in making an investment decision. For a more complete understanding of Standard Pacific and the offering, we urge you to read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section and the documents incorporated by reference, including our financial statements and the notes to those statements contained in such documents. Unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” “our” and “the Company” refer to Standard Pacific Corp., a Delaware corporation, and its predecessors and subsidiaries.

The Company

We are a leading geographically diversified builder of single-family attached and detached homes. We construct homes within a wide range of price and size targeting a broad range of homebuyers. We have operations in major metropolitan markets in California, Florida, Arizona, Texas, the Carolinas, Colorado and Nevada and have built homes for more than 98,000 families during our 41-year history.

For the six months ended June 30, 2007, the percentages of our home deliveries by state (excluding deliveries by unconsolidated joint ventures) were:

State	Percentage of Deliveries
California	21%
Florida	20
Arizona	21
Texas	21
Carolinas	11
Colorado	5
Nevada	1

Total	100%

In addition to our core homebuilding operations, we also provide mortgage financing and title services to our homebuyers through our subsidiaries and joint ventures: Standard Pacific Mortgage, SPH Home Mortgage, Home First Funding, Universal Land Title of South Florida and SPH Title.

Current Market Conditions

During the first half of 2007, our operations continued to be impacted by the negative market conditions being experienced by the homebuilding industry generally. These conditions were brought about as a result of reduced housing affordability, higher interest rates for variable rate loans, a tightening of lending standards, a reduced availability of alternative mortgage products, growing levels of both new and existing housing inventory levels and weaker homebuyer confidence. This decline in demand has led to significant price reductions and incentives to move inventory which has eroded our margins and triggered asset impairments and land deposit write-offs. Based on the continued pressure on new home prices, the Company expects that its results of operations will continue to be impacted by these negative market conditions and that additional impairment charges will be taken in the 2007 third quarter.

As demand in our markets decreased and our volumes slowed during 2006, we implemented a plan to adjust our operating strategy, transitioning from a focus on growth and diversification to an emphasis on strengthening our balance sheet and improving our liquidity. In addition, our operating strategy was adjusted to focus on the following:

•	making necessary adjustments in our headcount and overhead structure to reduce the size of the organization to respond to lower volume levels in the near term;

•

continuing to reduce the level of investment in our homebuilding inventories, including a meaningful reduction in the allocation of capital to land acquisitions, and using available cash to reduce indebtedness;

•	carefully managing our speculative housing starts and the timing of our new community openings to better align production with sales; and

•	continuing to refine our pricing strategy to find the right balance between profitability, volume and cash flow generation.

We believe that these measures will result in the generation of positive cash flow in 2007 which will be used to reduce indebtedness and strengthen our financial position. During the first six months of 2007, we generated positive cash flows from operations of approximately $322.2 million (including $171.6 million from loan sales from our financial services subsidiary) which was used to pay down a portion of our consolidated debt. We believe that a stronger balance sheet will help reposition us for the eventual housing market recovery, including taking advantage of attractive land and market opportunities.

Recent Developments

Orders

Overall, our net new home orders for the first two months of the 2007 third quarter were up 20% from the year earlier period. Our cancellation rate for the 2007 two-month period was 33% compared to 51% in the year earlier period and 28% in the 2007 second quarter. While net orders were up year over year, last year’s third quarter order levels were down 58% compared to the 2005 third quarter. Orders were up nearly 100% in California for the July and August period versus the year earlier period. Orders were off 24% year over year in Florida, 5% in Texas and 13% in the Carolinas, while up 42% in Arizona. Despite the positive comparisons in some of our markets, our absolute sales absorption rates continue to reflect the difficult housing market conditions in most of our markets, which were exacerbated during the quarter by the further tightening of available mortgage credit for homebuyers. The Company’s cancellation rate in California was 32% for the first two months of the quarter compared to 57% during the same period last year and 27% in the 2007 second quarter. The Company’s Florida cancellation rate for July and August was flat year over year at around 53%, while it was down approximately 50% in Arizona to 33%.

Amendment of Our Revolving Credit Facility and Term Loans

We and our lenders, effective September 14, 2007, amended our revolving credit facility, $100 million Term Loan A, and $250 million Term Loan B to, among other things, provide the Company with additional operating flexibility under the Borrowing Base, Consolidated Tangible Net Worth, and Minimum Interest Coverage covenants contained in these facilities. In connection with relaxing these covenants, the Company also agreed to a tightening of the leverage covenant over time and a modest revision in pricing. In addition, the Company reduced the total commitment available under our revolving credit facility from $1.1 billion to $900 million and the outstanding principal amount of the Term Loan B from $250 million to $225 million, making the combined commitments under the facilities more consistent with the Company’s reduced capital needs.

Elimination of Cash Dividend

On September 14, 2007, our Board of Directors eliminated our quarterly cash dividend. This action will save the Company approximately $10 million per year. We intend to dedicate the cash that would have been used to pay dividends towards debt reduction.

Concurrent Transactions

Convertible Note Offering

Concurrently with this offering of common stock, we are offering $100,000,000 aggregate principal amount of our 6% Convertible Senior Subordinated Notes due 2012. We have granted the underwriters an option to purchase, within a period of 13 days beginning with the date we first issue the convertible notes, up to an additional $15,000,000 aggregate principal amount of notes solely to cover over-allotments. Under certain circumstances, the convertible notes will be convertible, at the option of the holder thereof, into shares of our common stock, initially at a conversion rate of 114.2857 shares per $1,000 principal amount of convertible notes (equivalent to an initial conversion price of approximately $8.75 per share), subject to adjustment. The convertible notes are being offered by means of a separate prospectus supplement and accompanying prospectus. We estimate that the net proceeds from the sale of the convertible notes will be approximately $96.6 million, or $111.2 million as adjusted for the exercise of the over-allotment option (net of expenses).

Convertible Note Hedge Transaction

In connection with the concurrent offering of the convertible notes, we expect to enter into one or more convertible note hedge transactions, which we refer to together as the “convertible note hedge transaction,” with an affiliate or affiliates of one or more of the underwriters of the convertible note offering, which affiliate or affiliates we refer to together as the “hedge counterparty.” This transaction is intended to reduce the potential dilution upon conversion of the convertible notes. We intend to apply approximately $9.1 million, or $10.5 million as adjusted for the exercise of the over-allotment option, of the net proceeds from the sale of the convertible notes to pay the cost of the convertible note hedge transaction. See “Risk Factors—Risks Relating To Our Common Stock—The convertible note hedge may affect the value of our common stock.”

Corporate Information

Our principal executive offices are located at 15326 Alton Parkway, Irvine, California 92618, and our telephone number is (949) 789-1600.

The Offering

The following summary contains basic information about this offering and our common stock and is not intended to be complete. It may not contain all of the information that is important to you. For a more complete understanding of our common stock, please refer to the section of this prospectus supplement entitled “Description of Common Stock,” the section of the accompanying prospectus entitled “Description of Securities—Capital Stock” and our certificate of incorporation and amended and restated bylaws, copies of which will be provided upon request.

Issuer	Standard Pacific Corp.

Common Stock Offered	Up to 7,839,809 shares.

Common Stock to be Outstanding After This Offering	Up to 72,688,263 shares.

The New York Stock Exchange Symbol for Our Common Stock	Our common stock is listed on The New York Stock Exchange under the symbol “SPF.”

Concurrent Transaction

Concurrently with this offering of common stock, we are offering $100 million of our convertible notes (or $115 million if the underwriters exercise their option to purchase additional          convertible notes in full) by means of a separate prospectus supplement and accompanying prospectus. See “Description of Share Lending Agreement and Concurrent Offering of Convertible Senior Subordinated Notes” for a description of the convertible notes offering.

Risk Factors

Investing in our common stock involves risks. Potential investors are urged to read and consider the risk factors relating to an investment in us set forth under “Risk Factors” in this prospectus supplement, the accompanying prospectus and those described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, and incorporated by reference in this prospectus supplement as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus.

Summary Consolidated Financial Information and Operating Data

The following summary consolidated financial information as of and for the three years in the period ended December 31, 2006 is derived from our audited consolidated financial statements. The summary consolidated financial information as of and for the six months ended June 30, 2007 and 2006 is derived from our unaudited condensed consolidated financial statements.

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	($ in thousands, except per share amounts)
Income Statement Data
Homebuilding:
Revenues	$1,393,169	$1,882,899	$3,939,121	$3,993,082	$3,341,600
Cost of sales	(1,422,299)	(1,351,029)	(3,217,423)	(2,908,422)	(2,525,797)

Gross margin	(29,130)	531,870	721,698	1,084,660	815,803

Selling, general and administrative expenses	(197,906)	(238,375)	(472,129)	(439,850)	(343,869)
Income (loss) from unconsolidated joint ventures	(80,714)	25,744	(3,791)	58,944	43,415
Other income (expense)	(29,896)	(12,502)	(60,720)	746	(6,203)

Homebuilding pretax income (loss)	(337,646)	306,737	185,058	704,500	509,146

Financial Services:
Revenues	9,679	9,793	24,866	17,359	11,597
Expenses	(8,330)	(9,112)	(19,438)	(13,901)	(11,066)
Income from unconsolidated joint ventures	532	1,041	1,911	2,252	2,491
Other income	480	651	1,336	604	448

Financial services pretax income	2,361	2,373	8,675	6,314	3,470

Income (loss) before taxes	(335,285)	309,110	193,733	710,814	512,616
(Provision) benefit for income taxes	128,575	(117,858)	(70,040)	(269,830)	(196,799)

Net income (loss)	$(206,710)	$191,252	$123,693	$440,984	$315,817

Earnings (loss) Per Share:
Basic	$(3.20)	$2.90	$1.90	$6.52	$4.69
Diluted	$(3.20)	$2.82	$1.85	$6.30	$4.54
Weighted Average Common Shares Outstanding:
Basic	64,649,621	66,046,723	65,187,469	67,621,717	67,374,432
Diluted	64,649,621	67,911,393	66,756,286	69,969,466	69,572,206

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
Selected Operating Data (unaudited)
New homes delivered:
Southern California	470	977	2,060	1,993	2,141
Northern California	280	345	643	1,173	1,166

Total California	750	1,322	2,703	3,166	3,307

Arizona	748	634	1,633	2,014	1,676
Texas	747	1,006	1,967	1,162	561
Colorado	181	260	466	461	421
Nevada	16	—	—	—	—

Total Southwest	1,692	1,900	4,066	3,637	2,658

Florida	710	1,473	2,710	3,576	2,345
Carolinas	388	455	1,008	1,032	507

Total Southeast	1,098	1,928	3,718	4,608	2,852

Consolidated total	3,540	5,150	10,487	11,411	8,817

Unconsolidated joint ventures(1):
Southern California	123	43	93	66	78
Northern California	47	40	118	203	194
Arizona	4	11	24	14	2
Illinois	21	—	41	—	—

Total unconsolidated joint ventures	195	94	276	283	274

Total (including joint ventures)(1)	3,735	5,244	10,763	11,694	9,091

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
Selected Operating Data—continued (unaudited)
Average selling prices of homes delivered:
Southern California	$729,000	$697,000	$718,000	$683,000	$680,000
Northern California	562,000	760,000	701,000	675,000	582,000

Total California	667,000	714,000	714,000	680,000	646,000

Arizona	320,000	290,000	299,000	216,000	183,000
Texas	222,000	191,000	201,000	204,000	242,000
Colorado	342,000	308,000	312,000	320,000	306,000
Nevada	354,000	—	—	—	—

Total Southwest	280,000	240,000	253,000	225,000	215,000

Florida	277,000	267,000	279,000	231,000	222,000
Carolinas	224,000	182,000	193,000	160,000	152,000

Total Southeast	258,000	247,000	255,000	215,000	209,000

Consolidated (excluding joint ventures)	355,000	364,000	373,000	347,000	375,000
Unconsolidated joint ventures(1)	480,000	788,000	656,000	732,000	658,000

Total (including joint ventures)(1)	$362,000	$372,000	$380,000	$357,000	$383,000

Net new orders(2):
Southern California	778	763	1,246	2,330	1,958
Northern California	423	231	444	732	1,422

Total California	1,201	994	1,690	3,062	3,380

Arizona	463	671	898	1,976	2,298
Texas	714	1,097	1,722	1,378	647
Colorado	235	272	404	460	461
Nevada	41	—	11	—	—

Total Southwest	1,453	2,040	3,035	3,814	3,406

Florida	490	796	1,131	3,049	3,418
Carolinas	513	524	994	1,074	607

Total Southeast	1,003	1,320	2,125	4,123	4,025

Consolidated total	3,657	4,354	6,850	10,999	10,811

Unconsolidated joint ventures(1):
Southern California	226	56	124	138	20
Northern California	79	54	118	127	230
Arizona	(1)	—	(2)	42	4
Illinois	13	15	27	32	—

Total unconsolidated joint ventures	317	125	267	339	254

Total (including joint ventures)(1)	3,974	4,479	7,117	11,338	11,065

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
Selected Operating Data—continued (unaudited)
Average number of selling communities during the period:
Southern California	36	34	36	27	24
Northern California	24	15	18	13	20

Total California	60	49	54	40	44

Arizona	26	28	28	16	16
Texas	43	38	38	29	21
Colorado	12	13	14	12	13
Nevada	4	—	1	—	—

Total Southwest	85	79	81	57	50

Florida	46	47	48	52	49
Carolinas	23	19	20	19	13

Total Southeast	69	66	68	71	62

Consolidated total	214	194	203	168	156

Unconsolidated joint ventures(1):
Southern California	12	2	3	2	1
Northern California	7	5	5	3	4
Arizona	—	—	—	1	1
Illinois	2	1	1	—	—

Total unconsolidated joint ventures	21	8	9	6	6

Total (including joint ventures)(1)	235	202	212	174	162

	At June 30,		At December 31,
	2007	2006	2006	2005	2004
Backlog (in homes):
Southern California	532	824	224	1,038	701
Northern California	242	184	99	298	739

Total California	774	1,008	323	1,336	1,440

Arizona	398	1,455	683	1,418	1,456
Texas	551	920	584	829	270
Colorado	202	222	148	210	211
Nevada	36	—	11	—	—

Total Southwest	1,187	2,597	1,426	2,457	1,937

Florida	477	1,599	697	2,276	2,803
Carolinas	318	276	193	207	165

Total Southeast	795	1,875	890	2,483	2,968

Consolidated total	2,756	5,480	2,639	6,276	6,345

Unconsolidated joint ventures(1):
Southern California	231	116	128	97	25
Northern California	75	57	43	43	119
Arizona	—	20	5	31	3
Illinois	10	47	18	32	—

Total unconsolidated joint ventures	316	240	194	203	147

Total (including joint ventures)(1)	3,072	5,720	2,833	6,479	6,492

Backlog (estimated dollar values in thousands):
Consolidated total	$1,105,323	$2,068,428	$923,430	$2,264,869	$2,076,725
Unconsolidated joint ventures(1)	188,214	128,223	107,225	118,462	98,997

Total (including joint ventures)(1)	$1,293,537	$2,196,651	$1,030,655	$2,383,331	$2,175,722

	Four Fiscal Quarters Ended
	June 30, 2007	December 31,
		2006	2005	2004
	($ in thousands)
Other Data
Gross margin percentage	4.7%	18.3%	27.2%	24.4%
Net cash provided by (used in) operating activities	$392,274	$(290,580)	$(205,244)	$99,667
Net cash provided by (used in) investing activities	$(174,687)	$(133,528)	$(257,294)	$(108,300)
Net cash provided by (used in) financing activities	$(210,995)	$427,588	$340,357	$(11,046)
Adjusted Homebuilding EBITDA(3)	$461,682	$706,274	$791,076	$603,088
Homebuilding interest incurred(4)	$145,431	$148,335	$95,554	$87,085

	At June 30, 2007	At December 31,
		2006	2005	2004
	($ in thousands, except per share amounts)
Selected Balance Sheet Data and Other Financial Data
Inventories owned	$2,940,069	$3,268,788	$2,928,850	$2,111,868
Total assets	$4,019,441	$4,502,941	$4,280,842	$3,013,233
Total debt	$2,033,505	$2,204,937	$1,694,980	$1,160,953
Adjusted Homebuilding Debt(5)	$1,892,902	$1,940,475	$1,528,408	$1,049,434
Financial services debt	$76,796	$250,907	$123,426	$81,892
Stockholders’ equity	$1,561,382	$1,764,370	$1,739,159	$1,321,995
Cash dividends declared per share(6)	$0.08	$0.16	$0.16	$0.16

(1)	Numbers presented regarding unconsolidated joint ventures reflect total deliveries, average selling prices, net new orders, average selling communities and total backlog of such joint ventures. Our ownership interests in these joint ventures vary but are generally less than or equal to 50%.

(2)	Net new orders are new orders for the purchase of homes during the period, less cancellations during such period of existing contracts for the purchase of homes.

(3)	Adjusted Homebuilding EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) expensing of previously capitalized interest included in cost of sales, (c) non-cash impairment charges, (d) homebuilding depreciation and amortization, (e) amortization of stock-based compensation, (f) income (loss) from unconsolidated joint ventures and (g) income from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP.

Note (3)—continued

The tables set forth below reconcile net cash provided by (used in) operating activities and net income (loss), calculated and presented in accordance with GAAP, to Adjusted Homebuilding EBITDA:

	Four Fiscal Quarters Ended
	June 30, 2007	December 31,
		2006	2005	2004
	($ in thousands)
Net cash provided by (used in) operating activities	$392,274	$(290,580)	$(205,244)	$99,667
Add:
Provision (benefit) for income taxes	(176,393)	70,040	269,830	196,799
Expensing of previously capitalized interest included in cost of sales	104,020	88,933	64,580	59,382
Excess tax benefits from share-based payment arrangements	1,741	2,697	—	—
Less:
Income (loss) from financial services subsidiary	6,096	5,428	3,458	531
Depreciation and amortization from financial services subsidiary	580	582	580	472
Loss on early extinguishment of debt	—	—	5,938	10,154
Net changes in operating assets and liabilities:
Trade and other receivables	(10,907)	2,739	47,869	(4,479)
Mortgage loans held for sale	(9,457)	125,123	41,265	10,986
Inventories-owned	(162,312)	590,008	559,766	281,171
Inventories-not owned	(20,200)	(68,993)	69,407	50,611
Deferred income taxes	226,096	126,587	20,700	11,620
Other assets	34,789	(189)	14,114	5,594
Accounts payable	23,463	5,638	(16,267)	(16,326)
Accrued liabilities	65,244	60,281	(64,968)	(84,738)
Liabilities from inventories not owned	—	—	—	3,958

Adjusted Homebuilding EBITDA	$461,682	$706,274	$791,076	$603,088

Net income (loss)	$(274,269)	$123,693	$440,984	$315,817
Add:
Cash distributions of income from unconsolidated joint ventures	34,254	75,422	61,725	67,457
Provision (benefit) for income taxes	(176,393)	70,040	269,830	196,799
Expensing of previously capitalized interest included in cost of sales	104,020	88,933	64,580	59,382
Noncash impairment charges	650,343	328,032	—	—
Homebuilding depreciation and amortization	7,613	7,163	5,361	3,572
Amortization of stock-based compensation	13,363	16,539	13,250	6,498
Less:
Income (loss) from unconsolidated joint ventures	(108,847)	(1,880)	61,196	45,906
Income (loss) from financial services subsidiary	6,096	5,428	3,458	531

Adjusted Homebuilding EBITDA	$461,682	$706,274	$791,076	$603,088

(4)	Homebuilding interest incurred represents interest expensed and interest capitalized into real estate inventories for the applicable periods and excludes interest attributable to financial services.

(5)	Adjusted Homebuilding Debt excludes from total debt (a) indebtedness of our financial services subsidiary, (b) indebtedness related to liabilities from inventories not owned of $12.3 million as of June 30, 2007 and $13.6 million, $43.2 million and $29.6 million as of December 31, 2006, 2005 and 2004, respectively, and (c) as of June 30, 2007, $51.5 million of indebtedness included in trust deed and other notes payable related to a joint venture that was consolidated as of June 30, 2007. This indebtedness was excluded because this joint venture is less than an 80% owned subsidiary of the Company and its indebtedness is therefore excluded from the covenant calculations for our revolving credit facility, term loans and outstanding public notes. We believe Adjusted Homebuilding Debt information is useful to investors as a measure of our ability to obtain financing. However, it should be noted that Adjusted Homebuilding Debt is a non-GAAP financial measure. Due to the significance of the components excluded, Adjusted Homebuilding Debt should not be considered in isolation or as an alternative to measures prescribed by GAAP. Other companies may calculate Adjusted Homebuilding Debt (or similarly titled measures) differently.

(6)	Dividends declared during the six months ended June 30, 2007 and the years ended December 31, 2006, 2005 and 2004, respectively. On July 25, 2007, we declared a quarterly cash dividend of $0.04 per share of common stock, which was paid on August 23, 2007 to shareholders of record on August 9, 2007. On September 14, 2007, our Board of Directors voted to eliminate our quarterly cash dividend.

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks described below, and those described in our Annual Report on Form 10-K, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Forward-Looking Statements” in this prospectus supplement and the accompanying prospectus where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Relating To Us And Our Business

We may be unable to maintain compliance with the financial covenants contained in our debt instruments.

Our revolving credit facility, term loans and the indentures for our outstanding notes impose restrictions on our operations and activities, limit the amount we can borrow under the revolving credit facility and from other sources (including through unconsolidated joint ventures), and require us to comply with various financial covenants. The financial covenants in our revolving credit facility and term loans, which are our most restrictive covenants, include a minimum net worth requirement, a leverage limitation, a maximum ratio of unsold land to net worth, a minimum interest coverage ratio and a borrowing base covenant.

Certain of these financial ratios are being negatively impacted by current market conditions, including our borrowing base covenant, which is adversely affected by inventory impairments. As a result of deteriorating market conditions, over the last four quarters we have incurred non-cash pre-tax inventory, joint venture and goodwill impairments and land deposit write-offs of $306.0 million in the second quarter of 2007, $129.7 million in the first quarter of 2007, $290.7 million in the fourth quarter of 2006, and $58.7 million in the third quarter of 2006. We believe we will incur additional inventory impairments in the 2007 third quarter and going forward until our markets stabilize. During such time, we also may have to write-down goodwill recorded in connection with acquisitions, write-down our investments in unconsolidated joint ventures, and write-off option deposits and preacquisition costs, putting further pressure on our financial and other covenants.

In addition, although our joint ventures generally obtain separate financing, we may need to use cash from corporate financing sources to satisfy our obligations under credit enhancements that we typically provide with respect to our joint venture borrowings. We may also need to have to make additional contributions that exceed our proportional share of capital if our partners fail to contribute. Over the past several quarters, we have been required to make, and believe that it is likely that we will have to continue to make, additional loan-to-value payments with respect to joint venture borrowings and capital contributions to our joint ventures. If we were required to make such additional investments in amounts that exceed those permitted under our revolving credit facility, term loans or indentures, this could cause a default under these debt instruments. Moreover, the accounting rules for joint ventures are complex and the decision as to whether it is proper to consolidate a joint venture onto our balance sheet is fact intensive. If the facts concerning an unconsolidated joint venture were to change and a triggering event under applicable accounting rules were to occur, we might be required to consolidate the previously unconsolidated joint venture onto our balance sheet which could adversely impact our leverage.

Although we obtained additional operating flexibility as a result of the amendment to our revolving credit facility and term loans described above under “Summary—Recent Developments,” there can be no assurance that we will remain in compliance with the financial covenants in our revolving credit facility, term loans and the indentures for our outstanding notes if slowing market conditions continue or worsen. If we are unable to comply with any one or more of these financial covenants, and are unable to obtain a waiver for the noncompliance, we could be precluded from incurring additional borrowings under our revolving credit facility and our obligation to repay indebtedness outstanding under the facility, our term loans, and our outstanding note indentures could be accelerated in full.

We may need additional funds, and if we are unable to obtain these funds, we may not be able to operate our business as planned.

Our operations require significant amounts of cash, and we may be required to seek additional capital, whether from sales of equity or by borrowing more money, to fund our operations and inventory or repay our indebtedness, particularly in the event of a continued market downturn. Although we currently have availability under our revolving credit facility, this facility and our term loans contain a borrowing base provision and financial covenants that limit the amount we can borrow under the revolving credit facility or from other sources. Moreover, the indentures for our outstanding notes contain provisions that may restrict the debt we may incur in the future. Our revolving credit facility, term loans and the indentures for our outstanding notes also limit our investments in unconsolidated joint ventures, which limits our use of joint ventures as financing vehicles.

In addition, the operations of our land development and homebuilding joint ventures can require significant amounts of cash. Our joint ventures typically obtain secured acquisition, development and construction financing. As market conditions have deteriorated, we have been required to expend corporate funds for previously unanticipated obligations associated with these joint ventures and their financing arrangements. If current market conditions continue or worsen, we may be required to utilize corporate financing sources to:

•	satisfy margin calls with respect to our loan-to-value maintenance obligations;

•	satisfy the margin calls of non-performing partners on their loan-to-value maintenance obligations;

•	buy-out non-performing partner’s ownership interests and satisfy outstanding joint venture debt;

•	fund cost overruns associated with completion obligations; and

•

finance acquisition and development and/or construction costs following termination or step-down of joint venture financing that the joint venture is unable to restructure, extend, or refinance with another third party lender.

The use of corporate financing sources to satisfy these potential joint venture obligations reduces the amount of capital we otherwise have available for planned corporate expenditures and puts further pressure on our financial and other covenants. At June 30, 2007, our unconsolidated joint ventures had borrowings outstanding that totaled approximately $1,120.8 million and equity that totaled approximately $929.4 million.

The availability of additional capital, whether from private capital sources (including banks) or the public capital markets, fluctuates as market conditions change. There may be times when the private capital markets and the public debt or equity markets lack sufficient liquidity or when our securities cannot be sold at attractive prices, in which case we may not be able to access capital from these sources. In addition, a weakening of our financial condition or strength, including in particular a material increase in our leverage, a decrease in our profitability, or a decrease in our interest coverage ratio, consolidated tangible net worth or borrowing base, could result in a credit ratings downgrade or changes in outlook, otherwise increase our cost of borrowing, or adversely affect our ability to obtain necessary funds. During the first eight months of 2007, Moody’s Investors Service and Fitch Ratings downgraded our corporate and debt ratings and Standard & Poor’s changed its outlook to negative due to, among other things, the projected lower absolute levels of our interest coverage ratio coupled with the wide-spread deterioration in the general homebuilding market. In addition, in September 2007, Moody’s changed the Company’s outlook on our corporate and debt ratings from stable to negative. It is possible that additional downgrades could occur if our interest coverage, leverage levels and/or outlook for the homebuilding industry deteriorates further. Even if available, additional financing could be costly or have adverse consequences. If additional funds are raised through the issuance of stock, dilution to stockholders will result. If additional funds are raised through the incurrence of debt, we will incur increased debt servicing costs and may become subject to additional restrictive financial and other covenants. We can give no assurance as to the terms or availability of additional capital. If we are not successful in obtaining sufficient capital, it could adversely impact our ability to operate our business effectively, which could reduce our sales and earnings and adversely impact our financial position.

We may be unable to repay, renew or extend our outstanding debt instruments when they mature.

Our revolving credit facility matures in May 2011. In addition, as of June 30, 2007, we had an aggregate of $1.45 billion in senior notes and term loans that mature between 2008 and 2015. We cannot assure you that we will be able to repay, extend or renew these debt arrangements on terms acceptable to us, or at all. If we are unable to repay, renew or extend these debt arrangements, it could adversely affect our liquidity and capital resources and financial condition.

In addition, we may be required to finance acquisition and development and/or construction costs following termination or step-down of joint venture financing that the joint venture is unable to restructure, extend, or refinance with another third party lender.

We currently have a significant amount of debt and can incur significant additional debt in the future.

We currently have a significant amount of debt. As of June 30, 2007, our total consolidated indebtedness was approximately $2,033.5 million (excluding trade payables). In addition, subject to the restrictions in our revolving credit facility, term loans and outstanding note indentures, we may incur significant additional indebtedness. The amount of additional debt we can incur under these restrictions varies over time based on a number of factors, including changes in interest rates, our tangible net worth, and the value and composition of our real estate inventory. In addition, the amount of additional debt we can incur as of a particular date is dependent, in part, on the use of the proceeds of the additional borrowing. Thus any calculation of the amount of additional debt we can incur under these restrictions requires various assumptions and is subject to change. There is no guarantee that additional borrowings would be available to us.

We may be required to make significant payments pursuant to the credit enhancement that we provide with respect to our joint venture borrowings and other obligations under the applicable joint venture agreements.

Our joint ventures typically obtain secured acquisition, development and construction financing. At June 30, 2007, our unconsolidated joint ventures had borrowings outstanding that totaled approximately $1,120.8 million that, in accordance with GAAP, are not recorded in our consolidated balance sheet. We and our joint venture partners generally provide credit enhancements to these borrowings in the form of loan-to-value maintenance agreements, which require us under certain circumstances to repay the venture’s borrowings to the extent such borrowings plus construction completion costs exceed a specified percentage of the value of the property securing the loan. Typically, we share these obligations with our other partners, and in some instances, these obligations are subject to limitations on the amount that we could be required to pay down. At June 30, 2007, approximately $572.8 million of our unconsolidated joint venture borrowings were subject to these credit enhancements by us (of which $192.4 million we would be solely responsible for and $380.4 million of which we would be jointly and severally responsible for with our partners, either directly under the credit enhancement or through contribution provisions in the applicable joint venture document). Based on current market conditions and assumptions made concerning construction completion costs, it is possible that we and our joint venture partners could be required to make remargin payments. To the extent that these credit enhancements have been provided to lenders who also participate in our revolving credit facility or our Term Loan A, they are effectively cross-defaulted to the revolving credit facility and Term Loan A borrowings.

In addition, many of our joint venture operating agreements require that we and our joint venture partners make additional capital contributions, including contributions for planned development and construction costs, cost overruns, joint venture loan remargin obligations and scheduled principal reduction payments. If our joint venture partners fail to make their required capital contributions, in addition to making our own required capital contribution, we may find it necessary to make an additional capital contribution equal to the amount the partner was required to contribute, potentially requiring the consolidation of the impacted ventures into our consolidated financial statements.

Customers may be unwilling or unable to purchase our homes at times when mortgage financing costs are high or when credit is difficult to obtain.

The majority of our homebuyers finance their purchases through our financial services operations or third-party lenders. In general, housing demand is adversely affected by increases in interest rates and by decreases in the availability of mortgage financing as a result of declining customer credit quality, tightening of mortgage loan underwriting standards, or other issues. Over the last several months, many lenders have significantly tightened their underwriting standards, mortgage interest rates have increased, and many subprime and other alternative mortgage products have disappeared from the marketplace altogether. If these trends continue and mortgage loans continue to be difficult to obtain, the ability and willingness of prospective buyers to finance home purchases or to sell their existing homes will be adversely affected, which will adversely affect our operating results.

Risks Relating To Our Common Stock

The effect of the issuance of our shares of common stock in this offering, which issuance is being made to facilitate transactions by which investors in our convertible notes may hedge their investments in such convertible notes, may be to lower the market price of our common stock.

In this offering, we are offering from time to time up to an aggregate of 7,839,809 shares of our common stock. These shares are being borrowed by an affiliate of Credit Suisse Securities (USA) LLC, the underwriter in this offering, which affiliate we refer to as the “share borrower,” under a share lending agreement. We will not receive any proceeds from the borrowed shares of common stock, but we will receive a nominal lending fee from the share borrower for the use of those shares. All borrowed shares (or identical shares or, in certain circumstances, the cash value thereof) must be returned to us on or about October 1, 2012, or earlier upon demand when our convertible notes, which are being offered in a concurrent registered offering, are no longer outstanding, or in certain other circumstances. See “Description of Share Lending Agreement and Concurrent Offering of Convertible Senior Subordinated Notes.”

The existence of the share lending agreement and the short positions established in connection with the sale of our convertible notes could have the effect of causing the market price of our common stock to be lower over the term of the share lending agreement than it would have been had we not entered into the agreement. In addition, the share borrower has informed us that it intends to use the short position created by the share loan to facilitate transactions by which investors in our convertible notes may hedge their investments in such convertible notes through short sales or privately negotiated transactions. The market price of our common stock could be further negatively affected by these or other short sales of our common stock.

The issuance of the convertible notes may result in earnings per share dilution.

We may choose to deliver shares of our common stock, cash or a combination of cash and shares of our common stock upon conversion of the convertible notes.

Unless we make certain elections with respect to the settlement of the convertible notes, the convertible notes will be accounted for pursuant to the “if converted method” under SFAS No. 128. Pursuant to this method, if we had positive earnings, the maximum number of shares of our common stock then issuable upon conversion of the convertible notes would be included in our diluted earnings per share calculation. This would result in an earnings per share dilution, commencing with respect to the first period in which we had positive earnings.

The convertible note hedge may affect the value of our common stock.

In connection with the concurrent offering of the convertible notes, we expect to enter into the convertible note hedge transaction with the hedge counterparty. This transaction is intended to reduce the potential dilution upon conversion of the convertible notes. We intend to apply approximately $9.1 million, or $10.5 million as adjusted for the exercise of the over-allotment option, of the net proceeds from the sale of the convertible notes to pay the cost of the convertible note hedge transaction.

In connection with establishing the initial hedge of the convertible note hedge transaction, the hedge counterparty or its affiliates expect to enter into various derivative transactions with respect to our common stock, concurrently with or shortly after the pricing of the convertible notes. These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or shortly after the pricing of the convertible notes.

In addition, the hedge counterparty or its affiliates will likely modify its hedge position following the pricing of the convertible notes from time to time by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to the maturity of the convertible notes (including during any settlement period in respect of any conversion of the convertible notes). In addition, we will exercise options we hold under the convertible note hedge transaction whenever convertible notes are converted. In order to unwind their hedge position with respect to those exercised options, the hedge counterparty or its affiliates expect to sell shares of our common stock in secondary market transactions or unwind various derivative transactions with respect to our common stock during or after the settlement period related to the converted convertible notes.

In addition, if the convertible note hedge transaction fails to become effective because the convertible note offering is not completed, the hedge counterparty, or its affiliates, may unwind its hedge positions with respect to our common stock, which could adversely affect the value of our common stock. We have also agreed to indemnify the hedge counterparty, or its affiliates, for losses incurred in connection with a potential unwinding of their hedge positions under certain circumstances.

The effect, if any, of any of these transactions and activities on the market price of our common stock will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock.

Future sales of our common stock in the public market or the issuance of other equity may adversely affect the market price of our common stock and our ability to raise funds in new equity or equity-related offerings.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock. The price of our common stock could be affected by possible sales of our common stock by investors who view the convertible notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock.

Our issuance of common stock may trigger a future ownership change which may negatively impact our ability to utilize net operating loss deferred tax assets in the future.

The issuance of common stock upon conversion of the convertible notes and the share lending agreement and the acquisition of common stock pursuant to the convertible note hedge transaction and the share lending agreement may increase the chance that we will have, or cause, a future ownership change under Section 382 of the Internal Revenue Code of 1986. We may also have a future ownership change, outside of our control, caused by future equity transactions by our stockholders without any issuance of common stock upon conversion of the convertible notes. In the event that we have any net operating losses or we have net unrealized built-in losses in our assets at the time that we undergo an ownership change, under Section 382, the ownership change could negatively impact our ability to utilize such losses to offset our future taxable income (depending on our market value at the time of such future ownership change).

Our charter and debt covenants could prevent a third party from acquiring us or limit the price that investors might be willing to pay for shares of our common stock.

Provisions of the Delaware General Corporation Law, our certificate of incorporation and our bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions could delay or prevent a change in control of and could limit the price that investors might be willing to pay in the future for shares of our common stock. Our certificate of incorporation and our bylaws provide for a board of directors comprised of three classes of directors with staggered terms of office, provide that directors can be removed only for cause and with stockholder approval, and impose various procedural and other requirements that could make it more difficult for stockholders to effect corporate actions.

Our certificate of incorporation also authorizes our board of directors to issue new series of common stock and preferred stock without stockholder approval. Depending on the rights and terms of any new series created, and the reaction of the market to the series, your rights or the value of your common stock could be negatively affected. For example, subject to applicable law, the board of directors could create a series of common stock or preferred stock with preferential rights to dividends or assets upon liquidation, or with superior voting rights to the existing common stock. The ability of our board of directors to issue these new series of common stock and preferred stock could also prevent or delay a third party from acquiring us, even if doing so would be beneficial to our noteholders and stockholders.

We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits Delaware corporations from engaging in business combinations specified in the statute with an interested stockholder, as defined in the statute, for a period of three years after the date of the transaction in which the person first becomes an interested stockholder, unless the business combination is approved in advance by a majority of the independent directors or by the holders of at least two-thirds of the outstanding disinterested shares. The application of Section 203 of the Delaware General Corporation Law could also have the effect of delaying or preventing a change of control of us.

We also have a stockholders’ rights agreement that would make it difficult to acquire us without the approval of our board of directors. Our stockholders’ rights agreement has been filed with and is publicly available at or from the SEC; see the section “Where You Can Find More Information.”

In addition, some of our debt covenants contained in the indentures for our outstanding public notes and our revolving credit facility and term loans may delay or prevent a change in control. Our outstanding notes contain change of control provisions that give the holders of our outstanding notes the right to require us to purchase the notes upon a change in control at a purchase price equal to 101% of the principal amount of such notes plus accrued and unpaid interest.

The market price of our common stock may fluctuate widely

The market price of our common stock has fluctuated significantly and is subject to significant fluctuation in the future in response to a number of factors, including:

•	our perceived prospects and the prospects of the homebuilding industry in general;

•	differences between our actual financial and operating results and those expected by investors and analysts;

•	fluctuations in our results of operations;

•	changes in analysts’ recommendations or projections;

•	changes in general valuations for homebuilding companies;

•	changes in general economic or market conditions; and

•	broad market fluctuations.

In addition, the contraction of the United States housing market, tightening in lending standards and the recent increase in mortgage interest rates have contributed to significant instability in the U.S. and other global financial equity markets and the potential effect of these and other factors on economic growth potential may contribute to further instability. Moreover, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of our common stock, regardless of our operating results. Any of these factors could have a material adverse effect on your investment in our common stock. As a result, you could lose some or all of your investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock offered by this prospectus and prospectus supplement. This offering is being conducted in connection with the offering of our convertible notes and is conditioned upon the closing of such offering. In this offering, we are offering from time to time up to an aggregate of 7,839,809 shares of our common stock. These shares are being borrowed by an affiliate of Credit Suisse Securities (USA) LLC, the underwriter in this offering. Under the share lending agreement, we will receive a fee of $0.01 per share from the share borrower, which will be used for general corporate purposes.

LEGAL PROCEEDINGS

On August 16, 2007, a securities class action lawsuit was filed in the United States District Court for the Central District of California (Case No. CV07-05364) against Andrew H. Parnes, our Executive Vice President-Finance and Chief Financial Officer, by putative plaintiff Vinod Patel. We were not named in the complaint. The complaint alleges a breach of fiduciary duties to our stockholders, as well as violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder, during the period between October 27, 2005 and August 2, 2007. Specifically, the complaint alleges that the Company: (i) issued materially false and misleading statements regarding our finances, business and prospects; (ii) lacked requisite internal controls over lending practices; and (iii) misrepresented the extent of risk in the Company’s loans. The complaint seeks an unspecified amount of damages (including interest), reasonable costs and attorneys’ fees, as well as equitable, injunctive or other relief that the court may deem just and proper. The complaint has not been served and no court proceedings have occurred.

In addition, various other claims and actions that we consider normal to our business have been asserted and are pending against us. We do not believe these claims and actions will have a material adverse effect upon our results of operations or financial position.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2007:

•	on an actual basis; and

•	on an adjusted basis to reflect (1) the issuance of the convertible notes, and (2) the issuance of the borrowed shares, including receipt of the nominal lending fee for the borrowed shares.

	As of June 30, 2007
	Actual	As Adjusted
	($ in thousands)
	(unaudited)
Debt:
Revolving credit facility(1)	$256,500	$169,100
Term Loan A	100,000	100,000
Term Loan B(2)	250,000	250,000
Trust deed and other notes payable	89,298	89,298
6 1/2% Senior Notes due 2008	150,000	150,000
5 1/8% Senior Notes due 2009	150,000	150,000
6 1/2% Senior Notes due 2010	175,000	175,000
6 7/8% Senior Notes due 2011	175,000	175,000
7 3/4% Senior Notes due 2013, net	124,293	124,293
6 1/4% Senior Notes due 2014	150,000	150,000
7% Senior Notes due 2015	175,000	175,000
9 1/4% Senior Subordinated Notes due 2012, net	149,290	149,290
6% Senior Subordinated Convertible Notes due 2012	—	100,000
Indebtedness included in liabilities from inventories not owned(3)	12,328	12,328
Mortgage banking facilities(4)	76,796	76,796

Total debt	2,033,505	2,046,105

Stockholders’ equity:
Preferred Stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common Stock, $0.01 par value; 100,000,000 shares authorized; 64,848,454 shares issued and outstanding, and 72,688,263 shares issued and outstanding, as adjusted for the issuance of the borrowed shares(5)	648	727
Additional paid-in capital(5)(6)	332,263	326,609
Retained earnings	1,230,041	1,230,041
Accumulated other comprehensive loss, net of tax	(1,570)	(1,570)

Total stockholders’ equity	1,561,382	1,555,807

Total capitalization	$3,594,887	$3,601,912

(1)	At September 24, 2007, amounts outstanding under our revolving credit facility totaled $382.0 million.
(2)	At September 24, 2007, amounts outstanding under our Term Loan B totaled $225.0 million.
(3)	At June 30, 2007, we consolidated 12 variable interest entities (“VIEs”) because, as a result of options to purchase land or lots from the selling entities, we were considered the primary beneficiary of these VIEs in accordance with FASB Interpretation No. 46 (revised December 2004), “Consolidation of Variable Interest Entities,” an interpretation of ARB No. 51. As a result, included in our condensed consolidated balance sheet at June 30, 2007 were inventories not owned related to these VIEs of approximately $80.2 million (which includes $10.3 million in deposits, exclusive of outstanding letters of credit). Creditors of these VIEs, if any, have no recourse against us. For further information, please see our Annual Report on Form 10-K for the year ended December 31, 2006.
(4)	At September 24, 2007, amounts outstanding under our mortgage banking facilities totaled $56.1 million.
(5)	Excludes 5,717,191 shares of common stock reserved for issuance upon exercise of outstanding options, 72,306 shares of unvested restricted stock, 14,000 shares of vested restricted stock contributed to our deferred compensation plan and 558,000 shares of common stock reserved for issuance pursuant to performance share awards at June 30, 2007. See also “Description of Share Lending Agreement and Concurrent Offering of Convertible Senior Subordinated Notes.”
(6)	Reflects a $5.7 million charge related to the cost of the convertible bond hedge transaction of approximately $9.1 million (net of a $3.4 million tax benefit).

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Shares of our common stock are listed on the New York Stock Exchange under the symbol “SPF.” The following table sets forth, for the fiscal quarters indicated, the reported high and low intra-day sales prices per share of our common stock as reported on the New York Stock Exchange Composite Tape and the common dividends paid per share. On September 14, 2007, our Board of Directors eliminated our quarterly cash dividend. This action will save the Company approximately $10 million per year. We intend to dedicate the cash that would have been used to pay dividends towards debt reduction. On August 29, 2005, we completed a two-for-one stock split effected in the form of a stock dividend. All prior period stock prices and dividends per share have been restated to reflect such stock split.

	High	Low	Dividends
Year ended December 31, 2005:
First quarter	$41.19	$29.75	$0.04
Second quarter	45.73	32.33	0.04
Third quarter	49.70	38.18	0.04
Fourth quarter	42.56	34.58	0.04
Year ended December 31, 2006:
First quarter	$43.05	$31.01	$0.04
Second quarter	36.26	24.20	0.04
Third quarter	25.88	20.24	0.04
Fourth quarter	28.51	21.90	0.04
Year ended December 31, 2007:
First quarter	$30.52	$20.44	$0.04
Second quarter	23.74	17.41	0.04
Third quarter (through September 24, 2007) (1)	18.69	6.86	0.04

(1)	On July 25, 2007, we declared a quarterly cash dividend of $0.04 per share of common stock, which was paid on August 23, 2007 to stockholders of record on August 9, 2007.

On September 24, 2007, the last reported sale price of our common stock on the New York Stock Exchange was $7.05 per share.

As of September 24, 2007, the number of record holders of our common stock was 683.

DESCRIPTION OF SHARE LENDING AGREEMENT AND CONCURRENT OFFERING OF CONVERTIBLE SENIOR SUBORDINATED NOTES

Concurrently with this offering of common stock, we are offering $100 million aggregate principal amount of our 6% Convertible Senior Subordinated Notes due 2012, which we refer to as our “convertible notes,” by means of a separate prospectus supplement and accompanying prospectus. The underwriters also have a 13-day option to purchase up to an additional $15 million of convertible notes. We intend to use the net proceeds from the offering of convertible notes to repay a portion of the outstanding indebtedness under our revolving credit facility and to pay the cost of the convertible note hedge transaction.

To facilitate transactions by which investors in our convertible notes may hedge their investments in such convertible notes, we have entered into a share lending agreement, dated September 24, 2007, with an affiliate of Credit Suisse Securities (USA) LLC, the underwriter in this offering, which affiliate we refer to as the “share borrower,” under which we have agreed to loan to the share borrower up to 7,839,809 shares of our common stock for a period beginning on the date we entered into the share lending agreement and ending on or about October 1, 2012, or, if earlier, the date as of which we have notified the share borrower in writing of our intention to terminate the agreement at any time after the entire principal amount of the convertible notes ceases to be outstanding as a result of conversion, repurchase or redemption, or earlier in certain circumstances. We refer to this period as the “loan availability period.” We will not receive any proceeds from the 7,839,809 shares of common stock being offered and sold by this prospectus supplement and the accompanying prospectus and being loaned to the share borrower pursuant to the share lending agreement, which we refer to as the “borrowed shares,” but we will receive a nominal lending fee of $0.01 per share from the share borrower for the use of those shares.

Share loans under the share lending agreement will terminate and the borrowed shares must be returned to us if the concurrent offering of our convertible notes is not consummated or upon the termination of the loan availability period, as well as under the following circumstances:

•	the share borrower may terminate all or any portion of a loan at any time;

•

we may terminate any or all of the outstanding loans upon a default by the share borrower under the share lending agreement, including certain breaches by the share borrower of its representations and warranties, covenants or agreements under the share lending agreement, or the bankruptcy of the share borrower; and

•

the share borrower must return borrowed shares if and to the extent that the number of borrowed shares outstanding exceeds the lesser of (i) the number of shares issuable upon conversion of the convertible notes outstanding, and (ii) the original number of shares available for borrowing less all borrowed shares returned.

Any shares that we loan to the share borrower will be issued and outstanding for corporate law purposes and, accordingly, the holders of the borrowed shares will have all of the rights of a holder of our outstanding shares, including the right to vote the shares on all matters submitted to a vote of our stockholders and the right to receive any dividends or other distributions that we may pay or make on our outstanding shares of common stock. However, under the share lending agreement, the share borrower has agreed:

•	not to vote borrowed shares on any matter submitted to the vote of our stockholders;

•	to pay to us an amount equal to cash dividends, if any, that we pay on the borrowed shares; and

•	to pay or deliver to us any other distribution, other than in liquidation or a reorganization in bankruptcy, that we make on the borrowed shares.

Because the share borrower must, on or about October 1, 2012, return to us all borrowed shares (or identical shares or, in certain circumstances, the cash value thereof), we believe that under U.S. generally accepted accounting principles the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share. Notwithstanding the foregoing, the shares will nonetheless be issued and outstanding and will be eligible for trading on The New York Stock Exchange.

The share borrower has informed us that it intends to use the short position created by the share loan to facilitate transactions by which investors in our convertible notes may hedge their investments in such convertible notes through short sales or privately negotiated transactions. The share borrower will sell the borrowed shares pursuant to our registration statement from time to time. Up to approximately 3,181,962 of the borrowed shares are expected to be offered on a delayed basis for this purpose. We refer to these shares as the “supplemental borrowed shares.” In connection with the sale of these supplemental borrowed shares, the share borrower, or an affiliate, may effect such transactions by selling the shares at various prices from time to time to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the forward counterparties and/or from purchasers of shares for whom the dealers may act as agents or to whom they may sell as principals. Over the same period that the share borrower, or an affiliate, sells these supplemental borrowed shares, it or such affiliate may, in its discretion, purchase at least an equal number of shares of our common stock on the open market. The share borrower and its affiliates may from time to time purchase shares of our common stock in the market and use such shares, including shares purchased in connection with the sale of the supplemental borrowed shares, to facilitate transactions by which investors in our convertible notes may hedge their investments in such convertible notes.

The share borrower has also agreed under the share lending agreement that it will not transfer or dispose of any borrowed shares, other than to a subsidiary of the share borrower’s ultimate parent, unless such transfer or disposition is pursuant to a registration statement that is effective under the Securities Act of 1933, as amended.

The existence of the share lending agreement and the short positions established in connection with the sale of our convertible notes being offered concurrently herewith could have the effect of causing the market price of our common stock to be lower over the term of the share lending agreement than it would have been had we not entered into the agreement. See “Risk Factors—Risks Relating To Our Common Stock—The effect of the issuance of our shares of common stock in this offering, which issuance is being made to facilitate transactions by which investors in our convertible notes may hedge their investments in such convertible notes, may be to lower the market price of our common stock.” However, we have determined that the entry into the share lending agreement is in our best interests as a means to facilitate the offer and sale of our convertible notes pursuant to the related prospectus supplement and accompanying prospectus on terms more favorable to us than we could have otherwise obtained.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value. Our certificate of incorporation, as amended to date, does not authorize any other classes of capital stock.

Common Stock

We have one existing class of common stock. Holders of shares of our existing common stock are entitled to one vote per share on all matters to be voted upon by our stockholders and may not cumulate votes for the election of directors.

The holders of shares of our existing common stock are entitled to receive ratably dividends as may be declared from time to time by our board of directors out of funds legally available for dividend payments, subject to any dividend preferences of any holders of any other series of common stock and preferred stock. In the event of our liquidation, dissolution or winding up, after full payment of all liabilities and liquidation preferences of any other series of common stock and any preferred stock, the holders of shares of our existing common stock are entitled to share ratably in all remaining assets. Our existing common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of our existing common stock.

Our certificate of incorporation authorizes our board of directors to issue new series of common stock without stockholder approval. Subject to the Delaware corporation law, our board of directors may:

•	fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, of any new series of common stock;

•	fix the qualifications, limitations, or restrictions of any new series of common stock, including, without limitation, dividend rights and whether dividends are cumulative;

•

fix the conversion rights, if any, voting rights, including the number of votes, if any, per share, as well as the number of members, if any, of the board or the percentage of members, if any, of the board each class or series of common stock may be entitled to elect;

•	fix the rights and terms of redemption, including sinking fund provisions, if any, redemption price and liquidation preferences of any series of common stock;

•	fix the number of shares constituting any series and the designations of each series; and

•	increase or decrease the number of shares of any series of common stock if not below the number of shares of such series then outstanding.

Our board of directors has no power to alter the rights of any outstanding shares of our common stock. Although we currently do not intend to do so, our board, without stockholder approval, may issue a new series of common stock with rights that could negatively affect the voting power or other rights of our existing common stockholders.

Our common stock is listed under the symbol “SPF” on the New York Stock Exchange. BNY Mellon Investor Services LLC is the Transfer Agent and Registrar for our common stock.

Preferred Stock

At the date of this prospectus supplement, no shares of our preferred stock are outstanding. Our board of directors may, without stockholder approval, issue up to 10,000,000 shares of preferred stock in one or more series and, subject to Delaware corporation law, may:

•	fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, of any series of preferred stock;

•	fix the qualifications, limitations, or restrictions thereof, including, without limitation, dividend rights and whether dividends are cumulative;

•

fix the conversion rights, if any, voting rights, including the number of votes, if any, per share, as well as the number of members, if any, of the board or the percentage of members, if any, of the board each class or series of preferred stock may be entitled to elect;

•	fix the rights and terms of redemption, including sinking fund provisions, if any, redemption price and liquidation preferences of any series of preferred stock;

•	fix the number of shares constituting any series and the designations of each series; and

•	increase or decrease the number of shares of any series of preferred stock if not below the number of shares of the series then outstanding.

Our board of directors has no power to alter the rights of any outstanding shares of our preferred stock. Although we currently do not intend to do so, our board may issue shares of preferred stock with voting and conversion rights which could negatively affect the voting power or other rights of our common stockholders, and the board could take that action without stockholder approval.

Effect of New Issuance

If the board were to issue a new series of common stock or preferred stock, the issuance of such shares could:

•	decrease the amount of earnings and assets available for distribution to existing common stockholders;

•	make removal of the present management more difficult;

•	result in restrictions upon the payment of dividends and other distributions to the existing common stockholders;

•	delay or prevent a change in control of our company; and

•	limit the price that investors are willing to pay in the future for our existing common stock.

Stockholders Rights Agreement

In December 2001, we entered into a rights agreement pursuant to which our board of directors declared a dividend of one stock purchase right for each outstanding share of our common stock. The rights agreement was amended and restated on July 24, 2003 to reflect technical amendments necessary to allow us to appoint our new rights agent, BNY Mellon Investor Services LLC. Each share of our common stock issued by us (prior to the expiration of the rights agreement or distribution of the rights), including the borrowed shares and any shares issued upon conversion of the convertible notes, will have attached a right. In this prospectus supplement, unless the context requires otherwise, all references to our common stock include the accompanying rights.

Currently, the rights are not exercisable and trade with our common stock. If the rights become exercisable, each full right, unless held by a person or group that beneficially owns more than 15% of our outstanding voting stock, will initially entitle the holder to purchase one one-hundredth of one share of our Series A Junior

Participating Cumulative preferred stock, at an initial exercise price of $57.50, subject to adjustment. The rights will become exercisable only after a person or group has acquired, or publicly announced an intention to acquire, 15% or more of our outstanding voting stock. Under some circumstances, including the existence of a 15% acquiring person or group, each holder of a right, other than the acquiring person or group, will be entitled to purchase at the right’s then current exercise price, shares of our common stock having a market value equal to two times the exercise price. If we are acquired by another entity after a person or group acquires 15% or more of our voting stock, each holder of a right will be entitled to purchase shares of common stock of the acquiring entity having a market value of two times the right’s then current exercise price. The rights may be redeemed at a price of $0.0005 until the earlier of ten days after a person or group acquires 15% or more of our voting stock or we are acquired. The rights will expire on December 31, 2011, unless earlier redeemed, exchanged or exercisable. The rights do not have voting or dividend rights, and until they become exercisable, do not have a dilutive effect on our earnings.

The terms of the rights are fully described in the amended and restated rights agreement between Mellon Investor Services LLC, as rights agent, and us. Until the rights are distributed or expire, any certificates representing shares of common stock we sell pursuant to this prospectus will contain a notation incorporating the rights agreement by reference. You should refer to the rights agreement for a more detailed description of the terms and provisions of the rights. A copy of the rights agreement has been filed with and is publicly available at or from the SEC as described under the heading “Where You Can Find More Information.”

Our rights may make more difficult or discourage an acquisition of the company that is deemed undesirable by our board of directors by causing substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except for an acquisition offer conditioned upon the purchase or redemption of our rights.

Possible Anti-Takeover Effects of Delaware Law and Relevant Provisions of Our Certificate of Incorporation

In addition to our rights agreement, provisions of Delaware law and our certificate of incorporation and bylaws may make more difficult the acquisition of the company by tender offer, a proxy contest or otherwise or the removal of our officers and directors. For example:

•

Section 203 of the Delaware General Corporation Law prohibits certain publicly-held Delaware corporations from engaging in a business combination with an interested stockholder for a period of three years following the time such person became an interested stockholder unless the business combination is approved in a specified manner. Generally, an interested stockholder is a person who, together with its affiliates and associates, owns 15% or more of the corporation’s voting stock, or is affiliated with the corporation and owns or owned 15% of the corporation’s voting stock within three years before the business combination. In addition, our certificate of incorporation requires certain approvals for business combinations with a stockholder that owns or owned, within the three-year period prior to the determination time, 5% or more of our voting stock and certain of such stockholder’s affiliates and associates.

•

Our certificate of incorporation provides that our board of directors is divided into three classes, with staggered three-year terms. In addition, our certificate of incorporation provides that our directors may only be removed for cause upon approval of the stockholders. These provisions make it more difficult for our stockholders to replace our board of directors and for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for stockholders or another party to effect a change in management.

•

Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent without a meeting. Special meetings of stockholders may be called only by a majority of the members of our board of directors or by a committee thereof which has been duly provided the power and authority to call such meetings.

•

As discussed above, our certificate of incorporation permits our board of directors to issue a new series of common stock or preferred stock with terms that may make an acquisition by a third person more difficult or less attractive.

•	Our bylaws provide time limitations on stockholders who desire to present nominations for election to our board of directors or propose matters that can be acted upon at stockholders’ meetings.

Additionally, our certificate and bylaws require the affirmative vote of the holders of a majority or more, up to 80%, of the outstanding shares of our voting stock to amend the applicable provisions described above. Copies of our certificate of incorporation and bylaws, each as amended, have been filed with and are publicly available at or from the SEC as described under the heading “Where You Can Find More Information.”

UNDERWRITING

The borrowed shares of our common stock being offered by this prospectus supplement and the accompanying prospectus are shares that we have agreed to loan to an affiliate of Credit Suisse Securities (USA) LLC, the underwriter in this offering, which affiliate we refer to as the “share borrower,” pursuant to the share lending agreement. We have entered into an underwriting agreement, to be filed as an exhibit relating to this prospectus supplement, with Credit Suisse Securities (USA) LLC with respect to this offering.

The borrowed shares of our common stock may be offered for sale in transactions, including block sales, on The New York Stock Exchange, in the over-the-counter market, in negotiated transactions or otherwise. Approximately 4,657,847 of these borrowed shares will be initially offered at $7.00 per share and additional borrowed shares will subsequently be sold at prevailing market prices at the time of sale or at negotiated prices.

The share borrower has informed us that it intends to use the borrowed shares to facilitate transactions by which investors in the convertible notes may hedge their investments in our convertible notes through short sales or privately negotiated transactions. See “Description of Share Lending Agreement and Concurrent Offering of Convertible Senior Subordinated Notes.” Credit Suisse Securities (USA) LLC has determined the offering price of approximately 4,657,847 of the borrowed shares of common stock offered pursuant to this prospectus supplement and the accompanying prospectus by initially soliciting indications of interest from potential purchasers of our common stock and conducting customary negotiations with those potential purchasers during the offering period. The price at which investors in the convertible notes establish their short positions through the share borrower or its affiliates will be the offering price of the borrowed shares of our common stock offered hereby. As a result, during the offering period, while Credit Suisse Securities (USA) LLC negotiated a purchase price with purchasers of our common stock, Credit Suisse Securities (USA) LLC has solicited indications of interest, based on the purchase price negotiated with those potential purchasers, from note investors seeking to establish a short position. Credit Suisse Securities (USA) LLC has established a “clearing price” for a number of borrowed shares at which both purchasers of our common stock were willing to purchase borrowed shares offered hereby and investors in our convertible notes were willing to establish short positions. The clearing price is the offering price hereunder, and may be at a discount to the market price of our common stock at the time the offering is commenced.

In addition, in connection with facilitating such transactions, the share borrower or its affiliates expect to receive customary negotiated fees from investors in our convertible notes, which may be deemed to be underwriter’s compensation. The share borrower and its affiliates may engage in such transactions at any time and from time to time during the term of the share lending agreement in share amounts to be determined by the share borrower and such affiliates.

Up to approximately 3,181,962 of the borrowed shares are expected to be offered on a delayed basis. We refer to these shares as the “supplemental borrowed shares.” Following the initial sale of borrowed shares of our common stock pursuant to this offering, the share borrower, or an affiliate, will sell, from time to time, the supplemental borrowed shares in transactions, including block sales, on The New York Stock Exchange, in the over-the-counter market, in negotiated transactions or otherwise. These supplemental borrowed shares will be sold at market prices prevailing at the time of sale or at negotiated prices. In connection with the sale of these supplemental borrowed shares, the share borrower, or an affiliate, may effect such transactions by selling the shares to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the forward counterparties and/or from purchasers of shares for whom the dealers may act as agents or to whom they may sell as principals. Over the same period that the share borrower, or an affiliate, sells these supplemental borrowed shares, it or such affiliate may, in its discretion, purchase at least an equal number of shares of our common stock on the open market. The share borrower and its affiliates may from time to time purchase shares of our common stock in the market and use such shares, including shares purchased in connection with the sale of the supplemental borrowed shares, to facilitate transactions by which investors in our convertible notes may hedge their investments in such convertible notes. See “Description of Share Lending Agreement and Concurrent Offering of Convertible Senior Subordinated Notes” above.

We will not receive any proceeds from the sale of borrowed shares of our common stock pursuant to this prospectus supplement and accompanying prospectus, but we will receive a nominal lending fee for their use from the share borrower as described below.

Under the share lending agreement, we will receive a fee of $0.01 per share from the share borrower. The expenses of this offering and the concurrent offering of our convertible notes that are payable by us are estimated to be $750,000 (excluding underwriting discounts and commissions payable in connection with the concurrent offering of the convertible notes).

We have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

Our shares of common stock are listed on the New York Stock Exchange under the symbol “SPF.”

We cannot assure you that prices at which our shares sell in the public market after this offering will not be lower than the offering price.

Credit Suisse Securities (USA) LLC and its affiliates have performed investment banking, commercial banking, financial advisory and lending services for us and our affiliates from time to time, for which they have received customary compensation, and may do so in the future.

Because the share borrower, an affiliate of Credit Suisse Securities (USA) LLC, is receiving all of the proceeds of this offering, this offering is being conducted in accordance with Rule 2710(h) of the National Association of Securities Dealers, or NASD. Because a bona fide independent market exists for our common stock, the NASD does not require that we use a qualified independent underwriter for this offering.

The underwriter may engage in over-allotment, stabilizing transactions, covering transactions and passive market making in accordance with Regulation M under the Exchange Act.

•	Over-allotment transactions involve sales in excess of the offering size, which creates a syndicate short position.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions.

•

In passive market making, market makers in the shares who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchase shares until the time, if any, at which a stabilization bid is made.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the borrowed shares in Canada will be made if at all, only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of borrowed shares are made. Any resale of the borrowed shares in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the borrowed shares.

Rights of Action - Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the borrowed shares, for rescission against us in the event that this prospectus supplement contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the borrowed shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the borrowed shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the borrowed shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in the value of the borrowed shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

Any of the issuer’s directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgement obtained in Canadian courts against such issuer or persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the borrowed shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the prospectus and the documents incorporated by reference in them include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts may include forward-looking statements, and the words “anticipate,” “attempt,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “seek,” “will” and similar terms and phrases may identify forward-looking statements.

Forward-looking statements are based on our current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors—many of which are out of our control and difficult to forecast—that may cause actual results to differ materially from those that may be described or implied in the forward-looking statements.

The factors described in this prospectus supplement under the heading “Risk Factors” are among those that may cause actual results to differ materially from the forward-looking statements. Other factors are discussed in our SEC filings, including under the heading “Forward-Looking Statements.” All of our forward-looking statements should be considered in light of these factors.

Except as required by law, we assume no, and hereby disclaim any, obligation to update any forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this prospectus supplement. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Room of the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like Standard Pacific Corp., who file electronically with the SEC. The address of that web site is www.sec.gov.

In addition, our common stock is listed on the New York Stock Exchange and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•	our Current Reports on Form 8-K filed January 18, 2007, February 2, 2007 (date of report, January 30, 2007), April 26, 2007, May 1, 2007, May 15, 2007 and September 18, 2007;

•

the description of our common stock contained in our Registration Statement on Form 8-B (File No. 1-10959), filed December 17, 1991, and any amendments or reports filed for the purpose of updating that description; and

•

the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A (File No. 1-10959), filed December 28, 2001, and any amendments or reports filed for the purpose of updating that description.

We also incorporate by reference all documents that we file with the SEC after the date of this prospectus supplement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the sale of all securities registered hereunder or termination of the registration statement. Nothing in this prospectus supplement shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Clay A. Halvorsen, Secretary

Standard Pacific Corp.

15326 Alton Parkway

Irvine, California 92618

Telephone: (949) 789-1600

Statements contained in this prospectus supplement as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP of Los Angeles, California will issue an opinion with respect to the validity of the securities offered hereby. Robert K. Montgomery, a partner of Gibson, Dunn & Crutcher LLP, and members of his family hold approximately 50,000 shares of our common stock on the date of this prospectus supplement. Certain legal matters will be passed upon for the underwriters by O’Melveny & Myers LLP, Los Angeles, California.

P R O S P E C T U S

STANDARD PACIFIC CORP.

Debt Securities

Guarantees of Debt Securities

Preferred Stock

Common Stock

Warrants

This prospectus provides a general description of the following securities that may be offered hereunder from time to time: Standard Pacific Corp.’s debt securities, the full and unconditional guarantee of its obligations under its non-convertible debt securities by certain of its wholly owned subsidiaries, and its preferred stock, common stock and warrants. Each time we sell securities hereunder, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

The common stock of Standard Pacific Corp. is listed on the New York Stock Exchange under the symbol “SPF.”

Investing in our securities involves a high degree of risk. See “Risk Factors” contained in our periodic filings made with the Securities and Exchange Commission and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 23, 2007.

Unless otherwise indicated or the context otherwise requires, the terms “we,” “us” and “our” refer to Standard Pacific Corp., a Delaware corporation, and its predecessors and consolidated subsidiaries.

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

We have not authorized anyone to give any information or make any representation about us that is different from or in addition to, that contained in this prospectus, including in any of the materials that we have incorporated by reference into this prospectus, any accompanying prospectus supplement, and any free writing prospectus prepared or authorized by us. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, offer any combination of the securities described in this prospectus in one or more offerings in an unlimited amount.

The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities of Standard Pacific Corp., which may include guarantees of the debt securities by certain of the direct and indirect subsidiaries of Standard Pacific Corp.;

•	preferred stock of Standard Pacific Corp.;

•	common stock of Standard Pacific Corp.; and

•	warrants entitling the holders to purchase common stock, preferred stock or debt securities of Standard Pacific Corp.

We may sell these securities either separately or in units. We may issue debt securities convertible into shares of our common or preferred stock. The preferred stock issued may also be convertible into shares of our common stock or another series of preferred stock.

This prospectus provides a general description of the securities we may offer hereunder. Each time we sell securities hereunder, we will describe in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement, we will include the following information:

•	the type and amount of securities that we propose to sell;

•	the public offering price of the securities;

•	the names of any underwriters, agents or dealers through or to which the securities will be sold;

•	any compensation of those underwriters, agents or dealers;

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	any risk factors applicable to the securities that we propose to sell; and

•	any other material information about the offering and sale of the securities.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

THE COMPANY

We are a leading geographically diversified builder of single-family attached and detached homes. We construct homes within a wide range of price and size targeting a broad range of homebuyers. We have operations in major metropolitan areas in California, Florida, Arizona, Texas, the Carolinas, Colorado and Nevada and have built homes for more than 93,000 families during our 41-year history.

We embarked upon a successful geographic expansion plan eight years ago and are now operating in six of the top seven states and 16 of the top 25 markets in the country. We currently build and sell homes in the following markets:

Markets	Year Entered
Orange County, California	1966
San Francisco, Oakland, San Jose, Monterey	1972
San Diego, Ventura	1973
Dallas, Fort Worth	1984
Austin	1993
Phoenix	1998
Denver, Fort Collins, San Bernardino/Riverside	2000
Charlotte, Fort Lauderdale, Fort Myers, Miami, Orlando, Palm Beach, Raleigh/Durham, Tampa, Sarasota	2002
Jacksonville, Los Angeles, Sacramento	2003
Tucson	2004
Bakersfield, Central Valley of California, Las Vegas, San Antonio, Chicago (joint venture)	2005

In 2006, the percentages of our home deliveries by state (excluding deliveries by unconsolidated joint ventures) were:

State	Percentage of Deliveries
California	26%
Florida	26
Arizona	15
Texas	19
Carolinas	10
Colorado	4

Total	100%

In addition to our core homebuilding operations, we also provide mortgage financing and title services to our homebuyers through our subsidiaries and joint ventures: Family Lending Services, SPH Home Mortgage, Home First Funding, Universal Land Title of South Florida and SPH Title.

Standard Pacific Corp. was incorporated in the State of Delaware in 1991. Through our predecessors, we commenced our homebuilding operations in 1966. Our principal executive offices are located at 15326 Alton Parkway, Irvine, California 92618. Unless the context otherwise requires, the terms “we,” “us” and “our” refer to Standard Pacific Corp. and its predecessors and subsidiaries.

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, which may include the acquisition, development and construction of new residential properties, the acquisition of companies or operations in homebuilding and related businesses, or the repayment of existing indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,
	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges(1)	2.4x	8.1x	6.8x	5.3x	4.2x

(1)	Ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” means net income (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) expensing of previously capitalized interest included in costs of sales, (c) interest portion of rent expense, and (d) income from unconsolidated joint ventures. For this purpose, “fixed charges” means homebuilding interest incurred, whether expensed or capitalized, and the interest portion of rent expense.

DESCRIPTION OF SECURITIES

The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be complete. This prospectus and the applicable prospectus supplement will contain the material terms and conditions of each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value. Our certificate of incorporation, as amended to date, does not authorize any other classes of capital stock.

Common Stock

We have one existing class of common stock. Holders of shares of our existing common stock are entitled to one vote per share on all matters to be voted upon by our stockholders and may not cumulate votes for the election of directors.

The holders of shares of our existing common stock are entitled to receive ratably dividends as may be declared from time to time by our board of directors out of funds legally available for dividend payments, subject to any dividend preferences of any holders of any other series of common stock and preferred stock. In the event of our liquidation, dissolution or winding up, after full payment of all liabilities and liquidation preferences of any other series of common stock and any preferred stock, the holders of shares of our existing common stock are entitled to share ratably in all remaining assets. Our existing common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of our existing common stock.

Our certificate of incorporation authorizes our board of directors to issue new series of common stock without stockholder approval. Subject to the Delaware corporation law, our board of directors may:

•	fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, of any new series of common stock;

•	fix the qualifications, limitations, or restrictions of any new series of common stock, including, without limitation, dividend rights and whether dividends are cumulative;

•

fix the conversion rights, if any, voting rights, including the number of votes, if any, per share, as well as the number of members, if any, of the board or the percentage of members, if any, of the board each class or series of common stock may be entitled to elect;

•	fix the rights and terms of redemption, including sinking fund provisions, if any, redemption price and liquidation preferences of any series of common stock;

•	fix the number of shares constituting any series and the designations of each series; and

•	increase or decrease the number of shares of any series of common stock if not below the number of shares of such series then outstanding.

Our board of directors has no power to alter the rights of any outstanding shares of our common stock. Although we currently do not intend to do so, our board, without stockholder approval, may issue a new series of common stock with rights that could negatively affect the voting power or other rights of our existing common stockholders.

Our common stock is listed under the symbol “SPF” on the New York Stock Exchange. Mellon Investor Services LLC is the Transfer Agent and Registrar for our common stock.

Preferred Stock

At the date of this prospectus, no shares of our preferred stock are outstanding. Our board of directors may, without stockholder approval, issue up to 10,000,000 shares of preferred stock in one or more series and, subject to Delaware corporation law, may:

•	fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, of any series of preferred stock;

•	fix the qualifications, limitations, or restrictions thereof, including, without limitation, dividend rights and whether dividends are cumulative;

•

fix the conversion rights, if any, voting rights, including the number of votes, if any, per share, as well as the number of members, if any, of the board or the percentage of members, if any, of the board each class or series of preferred stock may be entitled to elect;

•	fix the rights and terms of redemption, including sinking fund provisions, if any, redemption price and liquidation preferences of any series of preferred stock;

•	fix the number of shares constituting any series and the designations of each series; and

•	increase or decrease the number of shares of any series of preferred stock if not below the number of shares of the series then outstanding.

Our board of directors has no power to alter the rights of any outstanding shares of our preferred stock. Although we currently do not intend to do so, our board may issue shares of preferred stock with voting and conversion rights which could negatively affect the voting power or other rights of our common stockholders, and the board could take that action without stockholder approval.

Effect of New Issuance

If the board were to issue a new series of common stock or preferred stock, the issuance of such shares could:

•	decrease the amount of earnings and assets available for distribution to existing common stockholders;

•	make removal of the present management more difficult;

•	result in restrictions upon the payment of dividends and other distributions to the existing common stockholders;

•	delay or prevent a change in control of our company; and

•	limit the price that investors are willing to pay in the future for our existing common stock.

Stockholders Rights Agreement

In December 2001, we entered into a rights agreement pursuant to which our board of directors declared a dividend of one stock purchase right for each outstanding share of our common stock. The rights agreement was amended and restated on July 24, 2003 to reflect technical amendments necessary to allow us to appoint our new rights agent, Mellon Investor Services LLC. Each share of our common stock issued by us (prior to the expiration of the rights agreement or distribution of the rights), including any shares sold pursuant to this prospectus, will have attached a right. In this prospectus, unless the context requires otherwise, all references to our common stock include the accompanying rights.

Currently, the rights are not exercisable and trade with our common stock. If the rights become exercisable, each full right, unless held by a person or group that beneficially owns more than 15% of our outstanding voting stock, will initially entitle the holder to purchase one one-hundredth of one share of our Series A Junior

Participating Cumulative preferred stock, at an initial exercise price of $57.50, subject to adjustment. The rights will become exercisable only after a person or group has acquired, or publicly announced an intention to acquire, 15% or more of our outstanding voting stock. Under some circumstances, including the existence of a 15% acquiring person or group, each holder of a right, other than the acquiring person or group, will be entitled to purchase at the right’s then current exercise price, shares of our common stock having a market value equal to two times the exercise price. If we are acquired by another entity after a person or group acquires 15% or more of our voting stock, each holder of a right will be entitled to purchase shares of common stock of the acquiring entity having a market value of two times the right’s then current exercise price. The rights may be redeemed at a price of $0.0005 until the earlier of ten days after a person or group acquires 15% or more of our voting stock or we are acquired. The rights will expire on December 31, 2011, unless earlier redeemed, exchanged or exercisable. The rights do not have voting or dividend rights, and until they become exercisable, do not have a dilutive effect on our earnings.

The terms of the rights are fully described in the amended and restated rights agreement between Mellon Investor Services LLC, as rights agent, and us. Until the rights are distributed or expire, any certificates representing shares of common stock we sell pursuant to this prospectus will contain a notation incorporating the rights agreement by reference. You should refer to the rights agreement for a more detailed description of the terms and provisions of the rights. A copy of the rights agreement has been filed with and is publicly available at or from the SEC as described under the heading “Where You Can Find More Information.”

Our rights may make more difficult or discourage an acquisition of the company that is deemed undesirable by our board of directors by causing substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except for an acquisition offer conditioned upon the purchase or redemption of our rights.

Possible Anti-Takeover Effects of Delaware Law and Relevant Provisions of Our Certificate of Incorporation

In addition to our rights agreement, provisions of Delaware law and our certificate of incorporation and bylaws may make more difficult the acquisition of the company by tender offer, a proxy contest or otherwise or the removal of our officers and directors. For example:

•

Section 203 of the Delaware General Corporation Law prohibits certain publicly-held Delaware corporations from engaging in a business combination with an interested stockholder for a period of three years following the time such person became an interested stockholder unless the business combination is approved in a specified manner. Generally, an interested stockholder is a person who, together with its affiliates and associates, owns 15% or more of the corporation’s voting stock, or is affiliated with the corporation and owns or owned 15% of the corporation’s voting stock within three years before the business combination. In addition, our certificate of incorporation requires certain approvals for business combinations with a stockholder that owns or owned, within the three-year period prior to the determination time, 5% or more of our voting stock and certain of such stockholder’s affiliates and associates.

•

Our certificate of incorporation provides that our board of directors is divided into three classes, with staggered three-year terms. In addition, our certificate of incorporation provides that our directors may only be removed for cause upon approval of the stockholders. These provisions make it more difficult for our stockholders to replace our board of directors and for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for stockholders or another party to effect a change in management.

•

Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent without a meeting. Special meetings of stockholders may be called only by a majority of the members of our board of directors or by a committee thereof which has been duly provided the power and authority to call such meetings.

•

As discussed above, our certificate of incorporation permits our board of directors to issue a new series of common stock or preferred stock with terms that may make an acquisition by a third person more difficult or less attractive.

•	Our bylaws provide time limitations on stockholders who desire to present nominations for election to our board of directors or propose matters that can be acted upon at stockholders’ meetings.

Additionally, our certificate and bylaws require the affirmative vote of the holders of a majority or more, up to 80%, of the outstanding shares of our voting stock to amend the applicable provisions described above. Copies of our certificate of incorporation and bylaws, each as amended, have been filed with and are publicly available at or from the SEC as described under the heading “Where You Can Find More Information.”

DEBT SECURITIES

We may offer senior, senior subordinated or subordinated debt securities pursuant to this prospectus. Senior debt securities will be issued under a senior debt indenture, senior subordinated debt securities under a senior subordinated debt indenture and subordinated debt securities under a subordinated debt indenture. We have filed a senior debt securities indenture, a senior subordinated debt indenture, and the form of a subordinated debt indenture, as exhibits to the registration statement filed with the SEC, of which this prospectus is a part. The debt securities will be issued under the indentures filed, or under new indentures substantially in the form thereof to be entered into with a trustee chosen by us, in each case modified or supplemented to reflect the terms of such debt securities. References to an “indenture” below are references to the senior debt indenture, the senior subordinated debt indenture or the subordinated debt indenture, as applicable, under which a particular debt security is issued. The senior debt indenture, senior subordinated debt indenture and subordinated debt indenture are collectively referred to in this description as the “indentures.” The indentures are governed by the Trust Indenture Act. The indentures may be amended or supplemented from time to time. We will file any new indentures and any supplements or amendments to the indentures as exhibits to the registration statement filed with the SEC, of which this prospectus is a part. You may inspect the indentures and all amendments and supplements thereto at the office of the trustee, or as described under the heading “Where You Can Find More Information.” The prospectus supplement for each series of debt securities will state the name of the trustee for such series.

The following is a summary of the material provisions of the indentures. It does not restate the indentures entirely and is qualified by reference to the indentures and any supplements thereto. We urge you to read the indentures and any supplements thereto.

Terms of the Debt Securities

Our debt securities will be secured or unsecured obligations. We may issue them in one or more series. The indenture does not limit the aggregate amount of debt securities that may be issued under it. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. The prospectus supplement for each series of debt securities will describe:

•	the title of the debt securities, and whether the debt securities are senior, senior subordinated, or subordinated debt securities;

•	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount of the series of debt securities;

•	the date or dates on which principal of the debt securities will be payable;

•

the rate or rates at which the debt securities will bear any interest, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•

the place or places where principal, and any premium and interest, on the debt securities will be payable and where the debt securities which are in registered form can be presented for registration of transfer or exchange; and the identification of any depositary or depositaries for any global debt securities;

•	any provisions regarding our right to redeem or purchase the debt securities or the right of holders to require us to redeem or purchase the debt securities;

•	any provisions requiring or permitting us to make payments to a sinking fund to be used to purchase or redeem the debt securities;

•	any restrictions upon our ability to incur additional debt;

•	the denominations in which the debt securities are issuable;

•	the currency or currencies in which principal and interest will be payable, if other than United States dollars;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture;

•	whether and upon what terms the debt securities may be defeased if different from the provisions set forth in the indenture;

•

the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	the nature and terms of the security for any secured debt securities;

•	the specific terms and conditions, if any, upon which the debt securities may be subordinated to our other indebtedness;

•	the amount of our then outstanding debt, both secured and unsecured, that will rank senior to the debt securities, rank equal to the debt securities, and be subordinated to the debt securities;

•	any right of holders of the debt securities to convert them into our common or preferred stock and the terms of any such conversion; and

•	any other material terms of the debt securities, which may be in addition to or different from the terms set forth in the indenture and this prospectus.

Guarantees

Each prospectus supplement related to the issue of debt securities will also describe any guarantees by our direct and indirect 100 percent owned subsidiaries that may guarantee such debt securities, including the terms of subordination, if any, of any such guarantee. The guarantees will be full and unconditional and joint and several.

The indenture governing our senior debt securities provides that, in the event that any guarantee of a Guarantor constitutes a fraudulent transfer or conveyance, the guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of the applicable Guarantor, result in the obligations of such Guarantor under its guarantees not constituting a fraudulent transfer or conveyance.

Any Guarantor may be released as a guarantor, and its guarantee terminated upon certain sales of all or substantially all of its assets (whether by merger or otherwise), if such sale is in compliance with the terms of the indenture, the legal defeasance of the respective series of notes and its guarantees, the designation of such Guarantor as an Unrestricted Subsidiary (as defined in the indenture) in accordance with the terms of the indenture, or as otherwise described in the prospectus supplement.

Events of Default and Remedies

An event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture as being:

•	our default in payment when due of the principal of or any premium on any of the debt securities of that series;

•	our default for 30 days in payment of any installment of interest on any debt security of that series;

•

default by us in the observance or performance of certain covenants in the indenture or applicable supplemental indenture relating to that series and, with respect to certain of those covenants, we have not cured such default within 60 days after we receive notice thereof from the trustee or the holders of at least 25% in principal amount of that series of debt securities then outstanding;

•	certain events involving our bankruptcy, insolvency or reorganization; and

•	any additional events of default set forth in the prospectus supplement applicable to that series of debt securities.

The trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal or any premium or interest with respect to that series of debt securities, if the trustee considers it in the interest of the holders of the series of debt securities to do so.

If certain events involving our bankruptcy, insolvency or reorganization occur, all amounts of principal and interest due to the holders of our debt securities will become immediately due and payable. If any other event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of that series of debt securities then outstanding may declare the principal of all the debt securities of that series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of that series then outstanding by written notice to the trustee and to us may waive any event of default with respect to that series of debt securities, other than any continuing event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to that series and its consequences, except an acceleration due to a default resulting from continuing nonpayment of principal or interest on that series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to that series have been cured or waived.

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to that series, subject to limitations specified in the indenture or supplemental indenture.

Defeasance

The indenture provides that we, at our option, may:

•

terminate all our obligations under any covenant in the indenture as they relate to any particular series of debt securities, other than the obligation to pay any interest on and the principal of the debt securities of that series and certain other obligations, after which such securities shall be deemed to be not outstanding for the purpose of any direction, waiver, consent or declaration or act of the holders of such debt securities in connection with such covenants, but shall continue to be outstanding for all other purposes under the indenture; and

•

terminate all of our obligations under the indenture as they relate to any particular series of debt securities, except the rights of holders to receive from the trust fund created therefor payment in respect of principal and interest and obligations relating to such defeasance, after which we shall be deemed to have paid and discharged the entire indebtedness represented by such debt securities.

To exercise any such option, we are required, among other things, to:

•

deposit in trust with the trustee, under an irrevocable trust and security agreement, money or United States government obligations in an amount sufficient to pay principal of and any interest on the debt securities of that series to their maturity, and

•

comply with other conditions, including delivery to the trustee of an opinion of counsel (in the case of the first option in form reasonably satisfactory to the trustee and in the case of the second option to the effect that (1) we have received from, or there has been published by the Internal Revenue Service a ruling, or (2) since the issue date of such series of debt securities there has been a change in the applicable federal income tax law), in each case to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

Without the consent of any holder, we and the trustee may amend or supplement the indenture or the debt securities to:

•	add covenants, agreements and obligations applicable to us for the benefit of the holders of any series of debt securities or to surrender any right or power conferred by the indenture upon us;

•	evidence the assumption by a successor corporation of our obligations under the indenture and any series of debt securities;

•

appoint a successor trustee with respect to any series of debt securities and to add to or change any provision of the indenture as is necessary to provide for or facilitate the administration of any trusts created pursuant to the indenture by more than one trustee;

•	establish the form or terms of any series of unissued debt securities;

•	provide that specific provisions of the indenture will not apply to a particular series of unissued debt securities;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	cure any ambiguity, omission, defect or inconsistency;

•	secure the debt securities; or

•	make any change that does not adversely affect the legal rights of any holder of debt securities.

With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the debt securities of a particular series with the consent of the holders of at least a majority in principal amount of the affected series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of that series then outstanding may waive any existing default under, or compliance with, any provision of the indenture relating to a particular series of debt securities, other than any continuing event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a tender offer or exchange offer for debt securities.

Without the consent of each holder affected, we and the trustee may not:

•	reduce the amount of debt securities of any series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest;

•	reduce the principal of or change the fixed maturity of any debt security or alter any provision with respect to redemptions or mandatory offers to repurchase debt securities;

•	make any debt security payable at a place or in money other than that stated in the debt security;

•	modify certain provisions of the indenture relating to waivers that require the consent of holders;

•

modify the provision confirming that the rights of holders to receive payment of principal and interest with respect to any debt security, on or after the respective due dates, or to bring suit to enforce such payment on or after such respective dates, shall not be impaired or affected;

•	adversely modify the ranking or priority of the debt securities; or

•	waive a continuing default in the payment of principal of or interest on the debt securities.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any consent otherwise required from that holder, may be subject to the requirement that the holder shall have been the holder of record of any debt securities with respect to which the consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the indenture.

Book-Entry, Delivery and Form

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in book-entry form and will be represented by one or more notes in registered global form. The global notes will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as DTC’s nominee or such other name as may be requested by DTC. DTC will maintain the notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities. Purchases and sales of ownership interests in the debt securities will be accomplished by entries on the books of direct and indirect participants in the DTC system.

Under the terms of the indenture, we and the trustee may treat the persons in whose names any notes, including the global notes, are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Therefore so long as DTC or its nominee is the registered owner of the global notes, DTC or such nominee will be considered the sole holder of outstanding notes under the indenture. We or the trustee may give effect to any written certification, proxy or other authorization furnished by DTC or its nominee.

A global note may not be transferred except as a whole by DTC, its successors or their respective nominees. Interests of beneficial owners in the global note may be transferred or exchanged for definitive securities in accordance with the rules and procedures of DTC. In addition, a global note may be exchangeable for notes in definitive form if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary and we do not appoint a successor within 90 days; or

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture.

In each instance, upon surrender by DTC or its nominee of the global note, notes in definitive form will be issued to each person that DTC or its nominee identifies as being the beneficial owner of the related notes.

Under the indenture, the holder of any global note may grant proxies and otherwise authorize any person, including its participants and persons who may hold interests through DTC participants, to take any action which a holder is entitled to take under the indenture.

Concerning the Trustee

In case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of its own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, including proceeding to enforce a lien in an event of default, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The laws of the State of New York will govern the indenture and the debt securities.

WARRANTS

We may issue warrants for the purchase of our debt securities, preferred stock, common stock or units of two or more of these types of securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement. We will distribute a prospectus supplement with regard to each issue or series of warrants. Each such prospectus supplement will describe:

•	the title of the warrants;

•	the aggregate number of warrants to be issued and currently outstanding, if any;

•	the price or prices at which the warrants will be issued;

•	the number or principal amount of securities purchasable upon exercise of the warrants and the exercise price of each warrant;

•	the procedures and conditions relating to the exercise of the warrants including:

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the maximum or minimum number of the warrants which may be exercised at any time; and

•	any limitations relating to the exchange and exercise of such warrants;

•

in the case of warrants to purchase our preferred or common stock, any provisions for adjustment of the number or amount of shares of our preferred or common stock receivable upon exercise of the warrants or the exercise price of the warrants;

•

in the case of warrants to purchase preferred stock, the designation, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants;

•

if applicable, the number of warrants issued with each share of our preferred or common stock or debt securities, and the date on and after which the warrants and the related securities will be separately transferable;

•	if applicable, a discussion of any material federal income tax considerations; and

•	any other material terms of such warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase the securities, at the exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchased upon such exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of the securities purchasable upon exercise, including:

•

in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise, or to enforce covenants in the applicable indenture; or

•	in the case of warrants for the purchase of preferred or common stock, the right to vote or to receive any payments of dividends on the preferred or common stock purchasable upon exercise.

Certificates for warrants to purchase securities will be exchangeable for new warrant certificates of different denominations to the extent set forth in the prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC registering the securities that may be offered and sold hereunder. The registration statement, including the exhibits and schedules, contains additional relevant information about us and these securities that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus. A copy of the registration statement can be obtained at the address set forth below. You should read the registration statement for further information about us and these securities.

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site that contains reports, proxy statements, information statements and other information about issuers, like Standard Pacific Corp., who file electronically with the SEC. The address of that web site is www.sec.gov.

In addition, our common stock is listed on the New York Stock Exchange and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Current Reports on Form 8-K filed January 18, 2007 and February 2, 2007 (reporting events under Items 5.02 and 9.01);

•

the description of our common stock contained in our Registration Statement on Form 8-B (File No. 1-10959), filed December 17, 1991, and any amendments or reports filed for the purpose of updating that description; and

•

the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A (File No. 1-10959), filed December 28, 2001, and any amendments or reports filed for the purpose of updating that description.

We also incorporate by reference all documents that we file with the SEC after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the sale of all securities registered hereunder or termination of the registration statement. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Clay A. Halvorsen, Secretary

Standard Pacific Corp.

15326 Alton Parkway

Irvine, California 92618

Telephone: (949) 789-1600

Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2006 and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, our independent registered public accounting firm, as set forth in their reports included therein, and incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given, on the authority of Ernst & Young LLP as experts in accounting and auditing.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP of Los Angeles, California will issue an opinion with respect to the validity of the securities to be offered and sold by this prospectus. Robert K. Montgomery, a partner of Gibson, Dunn & Crutcher LLP, and members of his family hold approximately 30,000 shares of our common stock on the date of this prospectus. If counsel for any underwriters passes on legal matters in connection with an offering of the securities described in this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

STANDARD PACIFIC CORP.